Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated July 11, 2008, by and among COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation (“Parent”), COMTECH TA CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and RADYNE CORPORATION, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Agreement and Plan of Merger, dated May 10, 2008, among Parent, Purchaser and the Company (the “Merger Agreement”). Parent, Purchaser and the Company shall each be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to Section 9.04 of the Merger Agreement, the Merger Agreement may be amended by a written instrument signed by the parties to the Merger Agreement; and

WHEREAS, the Board of Directors of Parent, Purchaser and the Company view it to be advisable, desirable and in the best interests of Parent, Purchaser and the Company, respectively, to amend the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Extension of Expiration Date. The Offer shall be extended and remain open until 12:01 a.m., New York City time, on August 1, 2008 (the “Expiration Date”), unless Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the provisions of Section 2.01(b) of the Merger Agreement or as may be required by applicable Law, in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire.

2. Closing. Purchaser and Parent agree that the Tender Offer Conditions set forth in items (a), (d), (e), (f), (g) and (i) of Annex A to the Merger Agreement have been satisfied as of 5:00 p.m. New York City time on the date hereof. The Company shall furnish Parent concurrently with the execution of this Amendment, a certificate dated as of the date hereof, signed on its behalf by both its Chief Executive Officer and Chief Financial Officer to the effect that the conditions set forth in items (d) and (e) of Annex A to the Merger Agreement shall not have occurred and continue to exist. The certificate to be furnished by the Company to Parent pursuant to the preceding sentence shall be in the form attached hereto as Exhibit A. Notwithstanding the foregoing, Parent and Purchaser shall retain the right to terminate the Merger Agreement in the event that on the Expiration Date (x) the Minimum Condition shall not be satisfied or (y) the conditions set forth in items (b) or (c) of Annex A to the Merger Agreement shall have occurred and continue to exist. Subject to the foregoing, Purchaser and Parent further agree that the Merger shall be consummated within three business days following the Expiration Date.

3. No Further Amendment. Except to the extent expressly modified by this Amendment, all of the provisions of the Merger Agreement shall remain in full force and effect, without modification or amendment and are ratified in all respects, including the provisions of Section 7.07 of the Merger Agreement, which apply expressly to this Amendment and all actions taken in respect hereof. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Merger Agreement except as expressly provided for in this Amendment.

4. Governing Law; General Provisions. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof) and shall be interpreted and enforced in accordance with the terms of the Merger Agreement.

5. Counterparts, Facsimile Execution. This Amendment may be executed in two or more counterparts (which may be by facsimile or other electronic signature), each of which shall be deemed an original and all of which together shall be considered one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Fred Kornberg
Name: Fred Kornberg
Title: President and Chief Executive Officer

COMTECH TA CORP.

By:	/s/ Fred Kornberg
Name: Fred Kornberg
Title: Chief Executive Officer

RADYNE CORPORATION

By:	/s/ Carl Myron Wagner
Name: Carl Myron Wagner
Title: Chief Executive Officer

Exhibit A

OFFICER'S CERTIFICATE

This Officer’s Certificate is being furnished to Comtech Telecommunications Corp., a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of May 10, 2008, as amended (the “Merger Agreement”), by and among Comtech Telecommunications Corp., Comtech TA Corp., a Delaware corporation, and Radyne Corporation, a Delaware corporation (the “Company”). Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

The undersigned, Myron Wagner, in his capacity as Chief Executive Officer of the Company, and Malcolm C. Persen, in his capacity as the Chief Financial Officer of the Company, and not in their individual capacities, do hereby certify as follows:

The conditions set forth in items (d) and (e) of the Tender Offer Conditions have not occurred and do not continue to exist.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Officer’s Certificate this 11 day of July, 2008.

By:	/s/ Carl Myron Wagner
Name: Carl Myron Wagner
Title: Chief Executive Officer

By:	/s/ Malcolm C. Persen
Name: Malcolm C. Persen
Title: Chief Financial Officer